THE DUCK HEAD DISTRIBUTION

PARTIES  TO  THE  DISTRIBUTION  AGREEMENT

     Delta  Woodside
     ---------------

     Delta Woodside is a South Carolina corporation with its principal executive offices located at 233 North Main Street, Suite 200, Greenville, South Carolina 29601 (telephone number: 864-232-8301).

     Prior to the Duck Head distribution, Delta Woodside and its subsidiaries had three operating divisions: Delta Mills Marketing Company, Duck Head Apparel Company and Delta Apparel Company.

- Delta Mills Marketing Company produces a range of cotton, synthetic and blended finished and unfinished woven products that are sold for the ultimate production of apparel, home furnishings and other products. After the Duck Head distribution and the Delta Apparel distribution, Delta Mills Marketing Company will remain the only continuing Delta Woodside operation.

- Pursuant to the Duck Head distribution, Delta Woodside will distribute to its stockholders all of the outstanding common stock of Duck Head, which will continue the business formerly conducted by the Duck Head Apparel Company division of various subsidiaries of Delta Woodside. For a description of the business of the Duck Head Apparel Company division, see the information under the heading "Business of Duck Head".

- Simultaneously with the Duck Head distribution, Delta Woodside will, pursuant to the Delta Apparel distribution, distribute to its stockholders all of the outstanding stock of Delta Apparel, which will continue the business formerly conducted by the Delta Apparel Company division of various subsidiaries of Delta Woodside. For a description of the business of the Delta Apparel Company division, see the information below under the subheading "Delta Apparel".

     Duck  Head
     ----------

     Duck Head is a Georgia corporation with its principal executive offices located at 1020 Barrow Industrial Parkway, P.O. Box 688, Winder, Georgia 30680 (telephone number: 770-867-3111).

     Delta  Apparel
     --------------

     Delta Apparel is a Georgia corporation with its principal executive offices located at 3355 Breckinridge Blvd., Suite 100, Duluth, Georgia 30096 (telephone number: 770-806-6800). Delta Apparel is a vertically integrated supplier of knit apparel, particularly T-shirts, sportswear and fleece goods and sells its products to distributors, screen printers and private label accounts.

BACKGROUND  OF  THE  DUCK  HEAD  DISTRIBUTION

     Since the middle of its 1998 fiscal year, Delta Woodside's board of directors has explored various means, in addition to effectively operating Delta Woodside's businesses, to enhance stockholder value.

     On March 9, 1998, Delta Woodside announced that it was withdrawing from the circular knit fabrics business, which had operated under the name of Stevcoknit Fabrics Company, and would be selling or closing and liquidating its two knitting, dyeing and finishing plants in Wallace, North Carolina, and its yarn spinning plant in Spartanburg, South Carolina. In the announcement, Delta Woodside also stated that it had decided to sell its Nautilus International fitness equipment division, and had retained an investment banking firm to handle the sale.

     Delta Woodside completed most of the liquidation and sale of the Stevcoknit Fabrics Company division during its 1998 fiscal year. The Nautilus International sale was consummated in January 1999.
     On September 15, 1998, Delta Woodside announced that its board of directors had approved a plan to purchase from time to time up to 2,500,000 outstanding Delta Woodside common shares at prices and at times at the discretion of Delta Woodside's top management. The announcement stated that Delta Woodside believed that, at times, its stock price was undervalued and that these purchases would enhance stockholder value.

     At a meeting on October 9, 1998, the Delta Woodside board of directors made the decision to sell the Duck Head Apparel Company division. To assist in this transaction, Delta Woodside hired an investment banking firm.

     On January 21, 1999, Delta Woodside announced that it had had discussions with third parties with respect to a possible sale of the Duck Head Apparel Company division, and that, based on these discussions, Delta Woodside was continuing to explore strategic alternatives for the Duck Head Apparel Company division, but could not be reasonably certain that a transaction on satisfactory terms would be consummated in the near future. The announcement stated that, for this reason, Delta Woodside had made the decision to continue to report the Duck Head Apparel Company division as a part of continuing operations.

     At a meeting on February 4, 1999, the Delta Woodside board of directors approved a plan to effect a major restructuring of Delta Woodside. This restructuring would have involved the spin-off to the Delta Woodside stockholders of each of Delta Woodside's two apparel divisions, leaving the Delta Mills, Inc. subsidiary, and its operating division, Delta Mills Marketing Company, in Delta Woodside. Simultaneously with the spin-off, Delta Woodside would have been sold to a third party buyer not yet identified. Under this plan, the Delta Woodside stockholders would have received, for their shares of Delta Woodside common stock, shares of each of the new spun-off apparel companies and cash for their post spin-off Delta Woodside shares. The plan would have been subject to the approval of the Delta Woodside stockholders. If the plan had been approved by the requisite stockholder vote, the Rainsford plant in Edgefield, South Carolina, would have been sold by the Delta Mills, Inc. subsidiary to the Delta Apparel Company division, the Duck Head Apparel Company division and the Delta Apparel Company division would have been separated into two corporations, and the stock of each of the Duck Head corporation and the Delta Apparel corporation would have been distributed to all of the Delta Woodside stockholders. The Delta Woodside board of directors decided that Delta Woodside would promptly begin the process of soliciting offers for the purchase of the post spin-off Delta Woodside common stock, and that Delta Woodside would retain an investment banking firm to assist in the implementation of this restructuring plan.
     On March 16, 1999, Delta Woodside announced that Robert Rockey was assuming the position of chief executive officer of the Duck Head Apparel Company division, effective immediately. The announcement stated that, after the planned spin-off of the Duck Head Apparel Company operation, Mr. Rockey would serve as chairman and chief executive officer of that new separate corporation.

     On March 23, 1999, Delta Woodside announced that it had engaged Prudential Securities Incorporated (which this document refers to as "Prudential Securities") to advise the Delta Woodside board of directors with respect to the previously announced plan to sell the portion of Delta Woodside remaining after the distribution to the Delta Woodside stockholders of the shares of stock of Delta Woodside's apparel businesses. The announcement also stated that the Duck Head Apparel Company division was no longer for sale.

     Following this announcement, Delta Woodside provided information--- to nineteen companies respecting a possible sale of the remaining Delta Woodside. None of these potential purchasers, however, made an offer for the remaining Delta Woodside that Delta Woodside considered to be satisfactory.

     On April 21, 1999, Delta Woodside announced that Robert W. Humphreys was assuming the position of president and chief executive officer of the Delta Apparel Company division. The announcement stated that, after the planned spin-off of the Delta Apparel Company operation, Mr. Humphreys would serve as the president and chief executive officer of that new separate corporation.

     At a meeting on June 24, 1999, the Delta Woodside board of directors decided to terminate the process of attempting to sell a post-spin-off Delta Woodside comprised solely of Delta Mills Marketing Company in line with its previously-announced plan, because it had not received any satisfactory offer for the business. The Board determined to continue to explore other strategies to enhance stockholder value, including: (1) the purchase of the Delta Apparel Company division and the Duck Head Apparel Company division by the Delta Mills, Inc. subsidiary, or (2) a spin-off/recapitalization in which the apparel divisions would be spun-off to the Delta Woodside stockholders as separate public companies, and substantial cash would be paid out to stockholders from new borrowings by the remaining Delta Woodside.

     - Under the purchase of the Duck Head Apparel Company division and the Delta Apparel Company division by Delta Mills, Inc. scenario, Delta Woodside, through its wholly-owned subsidiary, Delta Mills, Inc., would have continued to own the Duck Head Apparel Company division and the Delta Apparel Company division. This internal ownership restructuring could, however, have provided Delta Woodside with substantial cash, because Delta Mills, Inc. then had a substantial cash position and its senior note indenture would have permitted it to use cash for this purpose but not for the purpose of making dividend payments to its parent company, Delta Woodside. If this purchase scenario had been adopted, Delta Woodside could have used the cash provided by Delta Mills, Inc. in the purchase to make acquisitions of Delta Woodside common stock or other businesses, or for other purposes.

     -    Under   the   spin-off/recapitalization   scenario,   Delta   Woodside
          stockholders would have received, for their Delta Woodside common shares, shares of each of the new spun-off apparel companies, cash and stock in the remaining Delta Woodside. Also, additional shares of the remaining Delta Woodside (representing more than 20% of the then outstanding shares of the remaining Delta Woodside) would have been sold to members of management of Delta Mills Marketing Company. Consummation of the spin-off/recapitalization transaction was to be conditioned upon receiving a favorable vote of the Delta Woodside stockholders.

     Following this announcement, Delta Woodside, with the assistance of Prudential Securities, explored the possibility of Delta Mills, Inc. refinancing its existing $150 million of 9-5/8% Senior Notes with a larger issue of indebtedness in order to effect the proposed recapitalization. During the time frame of this examination, however, the interest rates payable by issuers of new senior debt in the textile and apparel industries became higher than were deemed acceptable by the Delta Woodside board of directors.

     On August 20, 1999, Delta Woodside announced that, due to weakness in the bond market, Delta Woodside believed that its previously announced recapitalization/spin-off strategy was not feasible at that time. Delta Woodside further announced that, because Delta Woodside believed that its stockholders would best be served by separating the operating companies, Delta Woodside did not plan to pursue the acquisition of the two apparel divisions by its textile subsidiary, Delta Mills, Inc., at that time. The announcement also stated that Delta Woodside was continuing to explore strategic alternatives to accomplish the separation of its operating companies, and would announce specific plans in the upcoming months.

     On October 4, 1999, Delta Woodside announced that it planned to spin off to the Delta Woodside stockholders its two apparel businesses (Duck Head Apparel Company and Delta Apparel Company) as two separate publicly-owned corporations. The announcement further stated that Delta Woodside was in the process of transferring various corporate functions to its three operating divisions (Delta Mills Marketing Company, Duck Head Apparel Company and Delta Apparel Company). The announcement stated that, upon the complete transfer of these functions or at the time of the spin-offs (as appropriate), the functions then being performed at the Delta Woodside level would no longer need to be performed at that level, and the executive officers of Delta Woodside would resign their positions with Delta Woodside. The announcement stated that, upon consummation of the spin-offs, Delta Mills Marketing Company would be Delta Woodside's sole remaining business, and William Garrett, the head of the Delta Mills Marketing Company division, would become President and Chief Executive Officer of the remaining Delta Woodside. The announcement stated that, in connection with the proposed spin-offs, significant equity incentives, in the form of stock options and incentive stock awards for the new public companies' stock, would be granted to the managements of the new companies. The announcement stated that Delta Woodside could not determine at that time whether the receipt of the apparel companies' stock would, or would not, be taxable to the Delta Woodside stockholders for Federal income tax purposes, but that, at the time that Delta Woodside had sufficient information to determine the appropriate Federal income tax treatment of the spin-offs, it would promptly provide the necessary income tax information to the Delta Woodside stockholders. The announcement stated that Delta Woodside believed that, even if the spin-offs were determined to be taxable for Federal income tax purposes, the spin-offs would still be in the best interests of Delta Woodside's stockholders.

     On December 13, 1999, Delta Woodside announced that its board of directors had adopted a shareholders rights plan pursuant to which stock purchase rights have been distributed as a dividend to the Delta Woodside stockholders at a rate of one right for each Delta Woodside share held of record as of December 22,

1999. Delta Woodside stated that the rights plan is designed to enhance the Delta Woodside board's ability to prevent any person interested in acquiring control of Delta Woodside from depriving stockholders of the long-term value of their investment and to protect shareholders against attempts to acquire Delta Woodside by means of unfair or abusive takeover tactics. Delta Woodside stated that its board had adopted the rights plan at that time because the Delta Woodside shares were trading at their lowest levels in Delta Woodside's history.

     At the same time, Delta Woodside announced that its board had approved a plan to purchase from time to time up to an aggregate of 5,000,000 shares of Delta Woodside's outstanding stock at prices and at times at the discretion of Delta Woodside's top management. The announcement stated that this stock repurchase plan replaces the 2,500,000 stock purchase plan announced by Delta Woodside in September 1998.

     On December 30, 1999, Delta Woodside announced that each of Duck Head and Delta Apparel had filed a registration statement with the SEC to register the subsidiary's stock under the Securities Exchange Act of 1934, and that these filings were pursuant to the previously announced plan of Delta Woodside to spin off to its stockholders the Delta Apparel Company division and the Duck Head
Apparel Company division as two separate publicly-owned corporations. Delta Woodside also stated that, following completion of the spin-offs, Delta Woodside intends to propose to its stockholders the adoption of a new Delta Woodside stock option plan and a new Delta Woodside incentive stock award plan pursuant to which significant equity incentives could be granted to the new management of Delta Woodside.

REASONS  FOR  THE  DUCK  HEAD  DISTRIBUTION

     Since the summer of 1998, Delta Woodside's board of directors has been engaged in the process of exploring various means to maximize stockholder value. The alternatives that the Delta Woodside Board has examined have included:

     (a)  A potential sale of the Duck Head Apparel Company division;

     (b)  A  pro  rata  tax-free   spin-off  of  Delta  Woodside's  two  apparel
          businesses to Delta Woodside's stockholders accompanied by a sale of the remaining company;

     (c) A pro rata tax-free spin-off of Delta Woodside's two apparel businesses to Delta Woodside's stockholders accompanied by a recapitalization of the remaining company that would involve a cash distribution to Delta Woodside's stockholders by that remaining company;

     (d)  A  pro  rata  tax-free   spin-off  of  Delta  Woodside's  two  apparel
          businesses to Delta Woodside's stockholders;

     (e) A pro rata taxable spin-off of Delta Woodside's two apparel businesses to Delta Woodside's stockholders;

     (f) A disproportionate tax-free spin-off of one of Delta Woodside's apparel businesses to one of Delta Woodside's major stockholders accompanied by a pro rata tax-free spin-off of the other apparel business to all the other stockholders;

     (g)  A potential sale of the Delta Apparel Company business or assets;

     (h) A purchase by Delta Mills, Inc. of the Duck Head Apparel Company and the Delta Apparel Company businesses; and

     (i) Leaving Delta Woodside's three businesses in Delta Woodside in their current corporate form.

     During the course of this exploration, the Delta Woodside board witnessed a deterioration of general market conditions in the textile and apparel industries. This deterioration caused the market's perceived values of textile and apparel businesses to decline significantly.

     This decline, together with the information obtained by Delta Woodside in the process of exploring the alternatives described above, led the Delta Woodside board to conclude that:

     (i) Any sale or liquidation at this time or in the near future of any of Delta Woodside's businesses would, more likely than not, be at depressed and unacceptable prices; and

     (ii) Absent a change in circumstances, the interests of Delta Woodside and its stockholders would be best served by not pursuing the sale or liquidation of any of Delta Woodside's businesses at this time.

     The Delta Woodside Board also determined that the best interests of Delta Woodside and its stockholders would not be served by pursuing at this time any of the additional alternatives described above other than a pro rata spin-off of Delta Woodside's two apparel businesses to Delta Woodside's stockholders. The major factors that led to this conclusion were the general market condition deterioration described above and:

     (1) Contractual constraints, which added significantly to the costs of those alternatives that required additional financing to be incurred by Delta Mills;

     (2) Unfavorable debt market conditions, particularly for debt issuances by textile and apparel companies;

     (3) Insufficient buyer interest in any of Delta Woodside's businesses at prices deemed sufficient by the Delta Woodside board;

     (4) The Delta Woodside board's belief in the future enhanced stockholder value available from separating Delta Woodside's businesses into separate companies; and

     (5) The Delta Woodside board's conclusion that the interests of Delta Woodside and its stockholders would be adversely affected by any decision of the Delta Woodside board to delay implementing the separation of its businesses. The Board believes that continuing uncertainty in the marketplace as to Delta Woodside's strategic plans is likely to be damaging the relations of one or more of Delta
          Woodside's businesses with certain of its respective suppliers and customers, and that continuing uncertainty by the employees of Delta Woodside and its subsidiaries as to Delta Woodside's strategic plans could cause Delta Woodside or its subsidiaries to lose valuable employees. . The Delta Woodside board, therefore, concluded that the best interests of Delta Woodside and its stockholders would be furthered by separating into distinct public companies Delta Woodside's three businesses (Delta Mills Marketing Company, Delta Apparel Company and Duck Head Apparel Company), and that the best method to accomplish this separation and thereby enhance stockholder value that is available to Delta Woodside at this time is to effect a pro rata spin-off to Delta Woodside's stockholders of each of Delta Woodside's apparel businesses, whether that spin-off is tax-free or taxable for federal income tax purposes.

     In reaching this determination, the Delta Woodside Board took into account its belief that the separation of Delta Woodside's three businesses will further the following objectives, among others, and thereby enhance stockholder value:

     (a) Permit the grant of equity incentives to the separate management of each business, which incentives would not be affected by the results of the other businesses and, therefore, would have excellent potential to align closely the interests of that management with those of the stockholders;

     (b) Permit the elimination of certain existing corporate overhead expenses that result from the current need to coordinate the operations of three distinct businesses that have separate modes of operation and markets;

     (c) Eliminate the complaints of certain customers of Delta Mills Marketing Company (which, as a supplier to those customers, has access to certain of their competitive information) that a competitor of theirs (Duck Head Apparel Company) is under common management with Delta Mills Marketing Company;

     (d) Permit each business to obtain, when needed, the best equity and debt financing possible without being affected by the operational results of the other businesses;

     (e) Permit each business to establish long-range plans geared toward the expected cyclicality, competitive conditions and market trends in its own line of business, unaffected by the markets, needs and constraints of the other businesses;

     (f) Promote a more streamlined management structure for each of the three businesses, better able to respond quickly to customer and market demands; and

     (g) Permit the value of each of the three divisions to be more accurately reflected in the equity market by separating the results of each business from the other two businesses.

     In reaching its conclusion, the Board also took into account the following additional factors:

     - The opinion delivered to the Delta Woodside board by Houlihan Lokey Howard & Zukin Financial Advisors, Inc. that is described below;

     - The advice provided to the Delta Woodside board by Prudential Securities that is described below;

     - The financial information and statements of Duck Head set forth in this document under the heading, "Unaudited Pro Forma Combined Financial Statements", and at pages F-1 to F-23;

     - The Delta Woodside board's knowledge of the business, operations, assets and financial condition of Duck Head;

     -    Duck Head management's assessment of the prospects of Duck Head;

     - The current and prospective economic environment in which Duck Head operates; and

     -    The terms of the distribution agreement and the tax sharing agreement.

     This discussion of the information and factors considered by the Delta Woodside board is not meant to be exhaustive but is believed to include the material factors considered by the Delta Woodside board in authorizing the Duck Head distribution. The Delta Woodside board did not quantify or attach any particular weight to the various factors that it considered in reaching its determination that the Duck Head distribution, the Delta Apparel distribution and related transactions are advisable and in the best interests of Delta Woodside and its stockholders. In reaching its determination, the Delta Woodside board took the various factors into account collectively and the Delta Woodside board did not perform a factor_by_factor analysis.

      Opinion  of  Houlihan  Lokey
      ----------------------------

     Delta Woodside engaged Houlihan Lokey to provide to the Delta Woodside board and the Duck Head board an opinion as to the solvency of Duck Head as of the time of the Duck Head distribution. Delta Woodside selected Houlihan Lokey based on Houlihan Lokey's extensive experience in providing solvency opinions.

     In consideration of its services in connection with the opinion described below and a similar opinion with respect to Delta Apparel, Houlihan Lokey will be paid a fee of $200,000 plus reasonable out-of-pocket expenses. No portion of this fee is contingent upon the consummation of the Duck Head distribution or the Delta Apparel distribution or the conclusions reached in Houlihan Lokey's opinions. Delta Woodside has also agreed to provide indemnification to Houlihan Lokey and certain other parties with respect to certain matters. Houlihan Lokey has had no other material relationship with Delta Woodside or its subsidiaries during the past two years.

     The preparation of a solvency opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The following is a brief summary and general description of the solvency analysis and valuation methodologies utilized by Houlihan Lokey. Although the summary sets forth all material facts respecting the opinion of Houlihan Lokey, the summary does not purport to be a complete statement of the analyses and procedures applied, the judgments made or the conclusion reached by Houlihan Lokey or a complete description of its presentation to the Delta Woodside board or the Duck Head board. Houlihan Lokey believes, and so advised the Delta Woodside board and the Duck Head board, that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create an incomplete view of the process underlying its analyses and opinions.

     The Duck Head distribution and other related transactions disclosed to Houlihan Lokey are referred to collectively in this summary as the "Transaction." For purposes of its opinion, Houlihan Lokey assumed that the third party financing described in "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" will be entered into on or about the date of the Duck Head distribution and that, prior to the Duck Head distribution, the intercompany reorganization described in "Relationships Among Duck Head, Delta Woodside and Delta Apparel - Distribution Agreement" will be completed.

     Delta Woodside's board of directors has requested that Houlihan Lokey render its written opinion to the Delta Woodside board and the Duck Head board as to whether, assuming the Transaction has been consummated as proposed, immediately after and giving effect to the Transaction: (a) on a pro forma basis, the fair value and present fair saleable value of Duck Head would exceed its respective stated liabilities and identified contingent liabilities, (b) Duck Head should be able to pay its debts as they become absolute and mature;
(c) the capital remaining in Duck Head after the Transaction would not be unreasonably small for the business in which Duck Head is engaged, as management has indicated it is now conducted and is proposed to be conducted following the consummation of the Transaction; and (d) the financial test for distributions of the state of incorporation of Duck Head (i.e. Georgia) has been satisfied.

     Houlihan Lokey's opinion does not address Delta Woodside's underlying business decision to effect the Transaction. Houlihan Lokey has not been requested to, and did not, solicit third party indications of interest in acquiring all or part of Duck Head.

     In connection with the preparation of its opinion, Houlihan Lokey made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey:

     (i) reviewed Duck Head's annual financial statements for the 1997, 1998 and 1999 fiscal years and year-to-date statements for the first six months of fiscal year 2000, which Duck Head's and Delta Woodside's managements have identified as the most current information available;

     (ii) reviewed the proposal from the third party lender to provide Duck Head revolving credit and term loan facilities;

     (iii)spoke with certain members of the senior management of Delta Woodside and Duck Head to discuss the operations, financial condition, future prospects and projected operations and performance of Duck Head;

     (iv) reviewed forecasts and projections prepared by Duck Head's management with respect to the periods ended January 1, 2000 through fiscal year 2004;

     (v)  reviewed marketing and promotional material relating to Duck Head;

     (vi) reviewed the preliminary registration statement filed with the SEC for Duck Head;

     (vii)reviewed other publicly available financial data for Duck Head and certain companies that Houlihan Lokey deems comparable to Duck Head; and

     (viii) conducted such other studies, analyses and investigations as Houlihan Lokey has deemed appropriate.

     In assessing the solvency of Duck Head immediately after and giving effect to the Transaction, Houlihan Lokey:

     (i) analyzed the fair value and present fair saleable value of Duck Head's assets relative to Duck Head's stated liabilities and identified contingent liabilities on a pro forma basis ("balance sheet test");

     (ii) assessed Duck Head's ability to pay its debts as they become absolute and mature ("cash flow test"); and

     (iii)assessed the capital remaining in Duck Head after the Transaction so as not to be unreasonably small ("reasonable capital test").

     Balance  Sheet  Test

     The Balance Sheet Test determines whether or not the fair value and present fair salable value of Duck Head's assets exceeds its stated liabilities and identified contingent liabilities after giving effect to the Transaction. This test requires an analysis of the fair market value of Duck Head as a going-concern. As part of this analysis, Houlihan Lokey considered, among other things,

     (i) historical and projected financial performance for Duck Head as prepared by Duck Head;

     (ii) the business environment in which Duck Head competes;

     (iii)performance of certain publicly traded companies deemed by Houlihan Lokey to be comparable to Duck Head, in terms of, among other things: size, profitability, financial leverage and growth;

     (iv) capitalization rates ("multiples") for certain publicly traded companies deemed by Houlihan Lokey to be comparable to Duck Head (including (a) Enterprise Value ("EV")/Revenue; (b) EV/EBITDA; and,
          (c) EV/EBIT);

     (v) multiples derived from acquisitions of companies deemed by Houlihan Lokey to be comparable to Duck Head;

     (vi) discounted cash flow approaches;

     (vii) the capital structure and debt obligations of Duck Head; and

     (viii) non-operating assets and identified contingent liabilities.

     In determining the fair value and present fair saleable value of the aggregate assets of Duck Head, the following three methodologies were employed: comparable public company, comparable transaction and discounted cash flow.

     Market Multiple Approach. This approach involved the multiplication of various earnings and cash flow measures by appropriate risk-adjusted multiples. Multiples were determined through an analysis of: (i) publicly traded companies that were determined by Houlihan Lokey to be comparable from an investment standpoint to Duck Head ("Comparable Public Companies"); and, (ii) change of control transactions involving companies that were determined by Houlihan Lokey to be comparable to Duck Head from an investment standpoint ("Comparable Transactions"). Houlihan Lokey selected five publicly traded domestic companies for comparison to Duck Head. These companies are involved in branded apparel manufacturing and/or apparel marketing businesses. A comparative risk analysis between Duck Head and the Comparable Public Companies formed the basis for the selection of appropriate risk adjusted multiples for Duck Head. The risk analysis incorporates both quantitative and qualitative risk factors which relate to, among other things, the nature of the industry in which Duck Head and the Comparable Public Companies are engaged. The value indications derived from capitalization of the relevant performance fundamentals for Duck Head were adjusted to reflect control value indications for Duck Head consistent with the required standard of value. For the Comparable Transactions, Houlihan Lokey analyzed apparel industry merger and acquisition transactions between 1998 and 1999 where financial information was publicly disclosed. Market multiples were developed from sixteen comparable transactions, of which seven were 1999 transactions. From the application of market multiples, indications of value were developed through the capitalization of the relevant performance fundamentals of Duck Head. The derived value indications reflect control values for Duck Head consistent with the fair values present and fair salable value standard.

     Discounted Cash Flow Approach. The Discounted Cash Flow Approach involved an estimation of the present value of projected cash flows to be generated by Duck Head. The projected debt-free cash flows were developed from forecasts prepared by management of Duck Head. In addition to the respective cash flows for the projected period 2000 to 2004, a determination of terminal values as of June 30, 2004 was made based on the anticipated fair and salable values of Duck Head at that time. In this case, the estimation of terminal values involved using the market multiple approach already described above, where projected fundamentals were capitalized based on selected multiples. Indications of value were developed by applying an appropriate discount rate or cost of capital to the projected cash flows and terminal value. The discount rate reflects the degree of risk inherent in the assets of Duck Head and their ability to produce the projected cash flows.

     Cash  Flow  Test

     The Cash Flow Test focuses on whether or not Duck Head should be able to repay its debts as they become absolute and mature (including the debts incurred in the Transaction). This test involves a two-step analysis of Duck Head's financial projections, (i) examines the consistency of the projections with historical performance, current marketing strategies and operating cost structure; and (ii) tests the sensitivity of the projections to changes in key variables, including revenue growth, operating margins and capital expenditures. In testing cash flows, Houlihan Lokey performs sensitivity analyses to determine the "safety margin" available to deal with unexpected downturns in Duck Head's ability to generate operating cash flow.

     Reasonable  Capital  Test

     The Reasonable Capital Test follows from the Balance Sheet and Cash Flow Tests. A company may have assets that exceed liabilities, but if the amount is too small to provide some downside protection, the capital amount may not be deemed to be adequate and, in such a situation, the business would fail the Reasonable Capital Test. The determination as to whether the net assets remaining with Duck Head constitute unreasonably small capital involves an analysis of various factors, including, (i) the degree of sensitivity demonstrated in the cash flow test; (ii) historical and expected volatility in revenues, cash flow and capital expenditures; (iii) the adequacy of working capital; (iv) historical and expected volatility of going-concern asset values;
(v) the maturity structure and the ability to refinance Duck Head's obligations;
(vi)  the magnitude, timing and nature of identified contingent liabilities; and
(vii) the nature of the business and the impact of financial leverage on its operations.

     Solvency

     Based upon the foregoing, and in reliance thereon, it is Houlihan Lokey's opinion as of March 15, 2000 that, assuming the Transaction has been consummated as proposed, immediately after and giving effect to the Transaction:

     (i) on a pro forma basis, the fair value and present fair saleable value of Duck Head's assets would exceed Duck Head's stated liabilities and identified contingent liabilities;

     (ii) Duck Head should be able to pay its debts as they become absolute and mature; and

     (iii)the capital remaining in Duck Head after the Transaction would not be unreasonably small for the business in which Duck Head is engaged, as management has indicated it is now conducted and is proposed to be conducted following the consummation of the Transaction.

     Assumptions  and  Limiting  Conditions

     Notwithstanding the use of the defined terms "fair value" and "present fair saleable value", Houlihan Lokey has not been engaged to identify prospective purchasers or to ascertain the actual prices at which and terms on which Duck Head can currently be sold, and Houlihan Lokey knows of no such efforts by others. Because the sale of any business enterprise involves numerous assumptions and uncertainties, not all of which can be quantified or ascertained prior to engaging in an actual selling effort, Houlihan Lokey expresses no opinion as to whether Duck Head would actually be sold for the amount Houlihan Lokey believes to be its fair value and present fair saleable value.

     Houlihan Lokey has relied upon and assumed, without independent verification, that the financial forecasts and projections provided to it have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of Duck Head, and that there has been no material adverse change in the assets, financial condition, business or prospects of Duck Head since the date of the most recent financial statements made available to Houlihan Lokey.

     Houlihan Lokey has not independently verified the accuracy and completeness of the information supplied to it with respect to Duck Head, and does not assume any responsibility with respect to it. Houlihan Lokey has not made any physical inspection or independent appraisal of any of the properties or assets of Duck Head. Houlihan Lokey's opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by Houlihan Lokey at the date of its opinion.

     Houlihan Lokey's opinion is furnished solely for the benefit of the Delta Woodside board and the Duck Head board and may not be relied upon by any other person without Houlihan Lokey's prior written consent. Houlihan Lokey's opinion is delivered to each recipient subject to the conditions, scope of engagement, limitations and understandings set forth in its opinion and Houlihan Lokey's engagement letter with Delta Woodside.

     Advice  of  Prudential  Securities
     ----------------------------------

     Delta Woodside's board of directors received financial advice from Prudential Securities regarding the issues surrounding the separation of the apparel and textile fabric businesses. The points described above under the heading "The Duck Head Distribution - Reasons for the Duck Head Distribution" include the material factors discussed by Prudential Securities. Prudential Securities also advised the Delta Woodside board regarding the issues surrounding various alternatives to the Duck Head distribution and the Delta Apparel distribution, including a sale of either or both of Duck Head or Delta Apparel and a liquidation of either or both of Duck Head or Delta Apparel. Prudential Securities' financial advice was based on its analysis of the trading prices and trading multiples of approximately 14 textile and apparel companies which Prudential Securities believed provided relevant comparisons. In addition, Prudential Securities reviewed recent acquisitions, also deemed to provide relevant comparisons, in the textile and apparel industries including the prices paid and multiples of financial performance that those acquisitions implied. Prudential Securities' advice regarding Delta Woodside's alternatives with regard to Duck Head was also based on its review and understanding of prevailing textile and apparel market conditions, as well as its review of Duck Head's historical market performance.

     Prudential Securities was not requested to, and did not, undertake the types of analyses customary to deliver a financial opinion and did not deliver any such opinion.

     Pursuant to an engagement letter, Prudential Securities has been paid by Delta Woodside an advisory fee of $500,000 for its services. Delta Woodside has agreed to indemnify Prudential Securities for certain liabilities relating to or arising from Prudential Securities' engagement by Delta Woodside. Prudential Securities has also performed various investment banking services for Delta Woodside in the past, and has received customary fees for those services.

     Prudential Securities is a nationally recognized investment banking firm and, as a customary part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements, and valuations for corporate and other purposes. Delta Woodside selected Prudential

Securities because of its expertise, reputation and familiarity with Delta Woodside. In the ordinary course of business, Prudential Securities and its affiliates may actively trade or hold the securities and other instruments and obligations of Delta Woodside for their own account and for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities, instruments or obligations.

DESCRIPTION  OF  THE  DUCK  HEAD  DISTRIBUTION

     The distribution agreement among Delta Woodside, Duck Head and Delta Apparel sets forth the general terms and conditions relating to, and the relationship of the three corporations after, the Duck Head distribution. For an extensive description of the distribution agreement, see the section of this document found under the heading "Relationship Among Duck Head, Delta Woodside and Delta Apparel--Distribution Agreement".

     Delta Woodside plans to effect the Duck Head distribution on or about May 12, 2000 by distributing all of the issued and outstanding shares of Duck Head common stock to the record holders of Delta Woodside common stock on the record date for this transaction, which is April 28, 2000. Delta Woodside will distribute one share of Duck Head common stock to each of those holders for every ten shares of Delta Woodside common stock owned of record by that holder. The actual total number of shares of Duck Head common stock that Delta Woodside will distribute will depend on the number of shares of Delta Woodside common stock outstanding on the record date. Based upon the one-for-ten Duck Head distribution ratio, the number of shares of Delta Woodside common stock outstanding on March 3, 2000 and the number of Delta Woodside shares to be issued as described in "Interests of Directors and Executive Officers in the Duck Head Distribution - Payments in Connection with Duck Head Distribution and Delta Apparel Distribution", Delta Woodside will distribute approximately 2,400,000 shares of Duck Head common stock to holders of Delta Woodside common stock, which will then constitute all of the outstanding shares of Duck Head common stock. Duck Head common shares will be fully paid and nonassessable, and the holders of those shares will not be entitled to preemptive rights. For a further description of Duck Head common stock and the rights of its holders, see the portion of this document located under the heading "Description of Duck Head Capital Stock".

     For those holders of Delta Woodside common stock who hold their shares of Delta Woodside common stock through a stockbroker, bank or other nominee, Delta Woodside's distribution agent, First Union National Bank, will transfer the shares of Duck Head common stock to the registered holders of record who will make arrangements to credit their customers' accounts with Duck Head common stock. Delta Woodside anticipates that stockbrokers and banks generally will credit their customers' accounts with Duck Head common stock on or about May 12, 2000.
     If a holder of Delta Woodside common stock owns a number of shares of Delta Woodside common stock that is not a whole multiple of ten and therefore would be entitled to receive a fraction of a whole share of Duck Head common stock, that holder will receive cash instead of a fractional share of Duck Head common stock. The distribution agent will aggregate into whole shares the fractional shares to be cashed out and sell them as soon as practicable in the open market at then prevailing prices on behalf of those registered holders who would otherwise be entitled to receive less than whole shares. These registered holders will receive a cash payment in the amount of their pro rata share of the total proceeds of those sales, less any brokerage commissions. The distribution agent will pay the net proceeds from sales of fractional shares based upon the average selling price per share of Duck Head common stock of all of those sales, less any brokerage commissions. Duck Head expects the distribution agent to make sales on behalf of holders who would receive a fraction of a whole Duck Head common share in the Duck Head distribution as soon as practicable after the Duck Head distribution date. None of Delta Woodside, Duck Head or the distribution agent guarantees any minimum sale price for those fractional shares of Duck Head common stock, and no interest will be paid on the sale proceeds of those shares.

MATERIAL  FEDERAL  INCOME  TAX  CONSEQUENCES

     The following is a summary of the material US federal income tax consequences generally applicable to a Delta Woodside stockholder who is a US Holder. The term "US Holder" means a beneficial owner of Delta Woodside shares that is (i) a citizen or resident of the United States, (ii) a corporation, partnership (other than certain partnerships as may be provided in the applicable provisions of the US Treasury Regulations), or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to US federal income taxation regardless of its source, (iv) a trust if (a) a US court is able to exercise primary supervision over the trust's administration and (b) one or more US persons have the authority to control all of the trust's substantial decisions, or (v) otherwise subject to US federal income taxation on a net income basis in respect of the Delta Woodside shares.

     The following description is for general purposes only and is based on the Internal Revenue Code of 1986, as amended from time to time (the "Code"), US Treasury Regulations and judicial and administrative interpretations thereof, all as in effect on the date of this document and all of which are subject to change, possibly retroactively. The tax treatment of a US Holder may vary depending upon the holder's particular situation. For instance, certain holders, including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, persons subject to the alternative minimum tax, dealers in securities or currencies, persons that have a "functional currency" other than the US dollar or as part of a "hedging" or "conversion" transaction for US federal income tax purposes and persons owning, directly or indirectly, 5 percent or more of the Delta Woodside shares may be subject to special rules not discussed below. The following summary is limited to investors who hold the Delta Woodside shares as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code. The discussion below does not address the effect of any other laws (including other federal, state, local or foreign tax laws) on a US Holder of Delta Woodside shares. As such, the summary does not discuss US federal estate and gift tax considerations or US state and local tax considerations.

     Delta Woodside has structured the Duck Head distribution and the Delta Apparel distribution to qualify as tax-free spin offs for federal income tax purposes under Section 355 of the Internal Revenue Code. Section 355 treats a spin-off as tax free if the conditions of that statute are satisfied.

     Delta Woodside has not sought a ruling from the US Internal Revenue Service ("IRS") regarding the Duck Head distribution or the Delta Apparel distribution, in part because neither distribution satisfies all the conditions imposed by the IRS for such a ruling. The fact that Delta Woodside is not eligible to receive a private letter ruling from the IRS on the issue does not, however, in and of itself, mean that the distributions do not qualify as tax-free spin-offs under
Section 355. Whether the Duck Head distribution and the Delta Apparel distribution qualify under Section 355 as tax-free spin-offs will depend on whether the criteria in Section 355 and the relevant rules and regulations of the IRS are satisfied.

     Delta Woodside has obtained an opinion from KPMG LLP that it is more likely than not that the each of the Duck Head distribution and the Delta Apparel distribution qualifies as tax-free under Code Section 355.

Material  Federal  Income Tax Consequences if the Duck Head Distribution and the
--------------------------------------------------------------------------------
Delta  Apparel Distribution Qualify as Tax-Free Spin-Offs under Code Section 355
--------------------------------------------------------------------------------

     If the Duck Head distribution and the Delta Apparel distribution qualify as tax-free spin-offs under Code Section 355, then:

1. The US Holders of Delta Woodside stock who receive those shares will not recognize gain upon either of the distributions, except as described immediately below with respect to fractional shares.

2. Cash, if any, received by a US Holder of Delta Woodside stock instead of a fractional share of Duck Head common stock or Delta Apparel common stock will be treated as received in exchange for that fractional share. That US Holder will recognize gain or loss to the extent of the difference between his, her or its tax basis in that fractional share and the amount received for that fractional share, and, provided that fractional share is held as a capital asset, the gain or loss will be capital gain or loss.

3. Each US Holder of Delta Woodside stock will be required to apportion his, her or its tax basis in the US Holder's Delta Woodside shares between the Delta Woodside shares retained and the Duck Head shares and Delta Apparel shares received, with this apportionment to be made in proportion to the shares' relative fair market values for federal income tax purposes immediately after the distributions.

4. The holding period for the Duck Head shares and the Delta Apparel shares received by a US Holder in the distributions will be the same as the US Holder's holding period for the Delta Woodside shares with respect to which the Duck Head distribution and the Delta Apparel distributions are made.

5. No gain or loss will be recognized by Delta Woodside with respect to the Duck Head distribution or the Delta Apparel distribution, except to the extent of any excess loss accounts or deferred intercompany gains.

     Delta Woodside anticipates that in connection with the distributions Delta Woodside will recognize gain as a result of deferred intercompany gains, but that this gain will be offset by Delta Woodside's net operating losses.

     US Treasury Regulations Section 1.355-5 requires that each US Holder that receives Duck Head shares in the Duck Head distribution and Delta Apparel shares pursuant to the Delta Apparel distribution attach a statement to his, her or its US federal income tax return for the taxable year in which the distributions occur, showing the applicability of Code Section 355 to the Duck Head distribution and the Delta Apparel distribution. US Holders should consult their own tax advisors regarding these disclosure requirements.

     As noted above, Delta Woodside has not sought a ruling from the IRS regarding the Duck Head distribution or the Delta Apparel distribution. The fact that no ruling has been sought should not be construed as an indication that the IRS would necessarily reach a different conclusion regarding the Duck Head distribution or the Delta Apparel distribution than the conclusion set out in the opinion of KPMG LLP. The opinion of KPMG LLP referred to in this description is not binding upon the IRS, any other tax authority or any court, and no assurance can be given that a position contrary to those expressed in the opinion of KPMG LLP will be not asserted by the tax authority and ultimately sustained by a court of law.

Material  Federal  Income Tax Consequences if the Duck Head Distribution and the
--------------------------------------------------------------------------------
Delta  Apparel  Distribution  Do Not Qualify as Tax-Free Spin-Offs under Section
--------------------------------------------------------------------------------
355
---

     If the Duck Head distribution and the Delta Apparel distribution do not qualify as tax-free spin-offs under Section 355, then the following are the material federal income tax consequences to each participating Delta Woodside stockholder and to Delta Woodside:

1. Each Delta Woodside stockholder will recognize dividend income to the extent of the lesser of (a) the value of the Duck Head shares and the Delta Apparel shares received (together with any cash received for any fractional share) or (b) the stockholder's pro rata share of the accumulated earnings and profits of Delta Woodside for federal income tax purposes through the end of fiscal year 2000. This dividend income will not reduce any Delta Woodside stockholder's basis in his, her or its Delta Woodside shares.

     a. The fair market value for federal income tax purposes of the Duck Head shares and the Delta Apparel shares received by the Delta Woodside stockholders in the distributions will depend on the trading prices of the Duck Head shares and the Delta Apparel shares around the time of the distribution. Delta Woodside is not able at this time to predict what those values will be.

     b. Delta Woodside's accumulated earnings and profits through fiscal year 1999 were approximately $15.4 million (approximately $0.64 per Delta Woodside share). The amount, if any, of Delta Woodside's earnings and profits for fiscal year 2000 cannot be determined at this time.

2. Any value of the Duck Head shares and Delta Apparel shares (together with any cash received for any fractional share) that exceeds the Delta Woodside stockholder's pro rata share of Delta Woodside's accumulated earnings and profits through fiscal year 2000 will constitute a return of capital to that stockholder (i.e. the stockholder will not be taxed on that value) up to the stockholder's basis in his, her or its Delta Woodside shares, and the stockholder's basis in his, her or its Delta Woodside shares will be reduced accordingly. Any remaining value of the Duck Head shares and Delta Apparel shares (together with any cash received for any fractional share) in excess of the Delta Woodside stockholder's basis in his, her or its Delta Woodside shares will be taxable to the Delta Woodside stockholder as gain, which will be capital gain if the Delta Woodside stock is held as a capital asset. This capital gain will be taxable as either long-term or short-term capital gain, depending upon the stockholder's holding period for those Delta Woodside shares.

3. The Delta Woodside stockholder's tax basis in the Duck Head shares and the Delta Apparel shares received in the distributions will be equal to the fair market value for federal income tax purposes of those shares at the time of the distributions. The stockholder's holding period for those shares will begin on the date of the distributions.

4. The Duck Head distribution and the Delta Apparel distribution will also be taxable as a gain to Delta Woodside, to the extent of the excess of the value for federal income tax purposes of the Duck Head shares and the Delta Apparel shares distributed over their tax bases to Delta Woodside. Delta Woodside believes that any federal income tax liability to it resulting from the Duck Head distribution and the Delta Apparel distribution will not be material, because any applicable recognized income will be offset by Delta Woodside's net operating losses. Any gain recognized by Delta Woodside on the Duck Head distribution or the Delta Apparel distribution will increase the fiscal year 2000 earnings and profits. Delta Woodside cannot at this time calculate the amount of this gain because it is unable to forecast what the initial trading prices will be for the Duck Head shares or the Delta Apparel shares, which will be the federal income tax values of the Duck Head shares and the Delta Apparel shares for purposes of this calculation.

     THE  FOREGOING  IS  A  GENERAL  DISCUSSION  AND IS NOT INTENDED TO SERVE AS
SPECIFIC ADVICE FOR ANY PARTICULAR DELTA WOODSIDE STOCKHOLDER, SINCE THE TAX CONSEQUENCES OF THE DUCK HEAD DISTRIBUTION AND THE DELTA APPAREL DISTRIBUTION TO EACH STOCKHOLDER WILL DEPEND UPON THAT STOCKHOLDER'S OWN PARTICULAR CIRCUMSTANCES. EACH STOCKHOLDER SHOULD CONSULT HIS, HER OR ITS OWN ADVISORS AS TO THE FEDERAL, FOREIGN, STATE AND LOCAL TAX CONSEQUENCES TO THAT STOCKHOLDER OF THE DUCK HEAD DISTRIBUTION AND THE DELTA APPAREL DISTRIBUTION.

     KPMG LLP is an internationally recognized accounting, tax and consulting firm and, as a customary part of its tax practice, is regularly engaged to provide opinions on the federal income tax consequences of merger and acquisition transactions. Delta Woodside selected KPMG LLP because of its expertise and its familiarity with Delta Woodside, Duck Head and Delta Apparel. In the past, KPMG LLP has acted as the independent auditor of Delta Woodside's financial statements and as its tax advisor. KPMG LLP has also provided various consulting services to Delta Woodside. KPMG LLP has received customary fees for those services.
     Pursuant to an engagement letter, Delta Woodside has agreed to pay KPMG LLP a fee of $250,000 in connection with the preparation and delivery of its opinion on the federal income tax consequences of the Duck Head and Delta Apparel distributions. Delta Woodside has agreed to indemnify KPMG LLP for certain liabilities related to, arising out of or in connection with KPMG LLP's engagement by Delta Woodside.

     Net  Operating  Loss  Carry  Forwards
     -------------------------------------

     As of July 3, 1999, Delta Woodside had net operating loss carry forwards, for federal income tax purposes, of approximately $68 million. Following the Duck Head distribution and the Delta Apparel distribution and assuming the distributions are tax-free pursuant to Section 355, approximately $56 million of this net operating loss carry forward will remain as a tax attribute of Delta Woodside as of July 3, 1999 ($10 million of which will be subject to limitation under the separate return limitation rules), approximately $3 million will be a tax attribute of Duck Head as of July 3, 1999 and approximately $9 million will be a tax attribute of Delta Apparel as of July 3, 1999. Duck Head's and Delta Apparel's Federal net operating losses will expire at various dates in fiscal years 2011 through 2019.

     Prior to the Duck Head distribution and the Delta Apparel distribution, the Duck Head Apparel Company division and the Delta Apparel Company division were part of the Delta Woodside consolidated group, and the net operating losses of any member of the Delta Woodside consolidated group were generally available to reduce the consolidated federal taxable income of the group. For financial reporting purposes, prior to the Duck Head distribution and the Delta Apparel distribution each of Duck Head and Delta Apparel carries "deferred tax assets" on its balance sheet to reflect, among other matters, the financial impact of their respective hypothetical separate company net operating loss carry forwards. For federal income tax purposes, however, tax attributes, such as net operating loss carry forwards, remain with the corporate entity, not the division, that generated them. Therefore, with the Duck Head distribution and the Delta Apparel distribution, tax attributes, including the Delta Woodside consolidated federal net operating loss carry forward, will be allocated among Delta Woodside, Duck Head and Delta Apparel in accordance with the federal consolidated return regulations.

     The pro forma balance sheet of Duck Head that is included under the heading "Unaudited Pro Forma Combined Financial Statements" reflects Duck Head's expected allocable portion of the pre-distribution Delta Woodside consolidated federal net operating loss carry forward.

ACCOUNTING  TREATMENT

     The Duck Head distribution and the Delta Apparel distribution will be accounted for in accordance with United States generally accepted accounting principles. Accordingly, the Duck Head distribution will be accounted for by Delta Woodside based on the recorded amounts of the net assets being spun-off. Delta Woodside will charge directly to equity as a dividend the historical cost carrying amount of the net assets of Duck Head.

         RELATIONSHIPS AMONG DUCK HEAD,DELTA WOODSIDE AND DELTA APPAREL


     This section describes the primary agreements among Duck Head, Delta Woodside and Delta Apparel that will define the ongoing relationships among them and their respective subsidiaries after the Duck Head distribution and is expected to provide for the orderly separation of the three companies. The following description of the distribution agreement and the tax sharing agreement summarizes the material terms of those agreements. Duck Head has filed those agreements as exhibits to its Registration Statement on Form 10 filed with the Securities and Exchange Commission. This document is a part of that registration statement.

DISTRIBUTION  AGREEMENT

     Duck Head has entered into a distribution agreement with Delta Woodside and Delta Apparel as of March 15, 2000. The distribution agreement provides for the procedures for effecting the Duck Head distribution and the Delta Apparel distribution. For this purpose, as summarized below, the distribution agreement provides for the principal corporate transactions and procedures for separating the Duck Head Apparel Company division's business and the Delta Apparel Company division's business from each other and the rest of Delta Woodside. Also, as summarized below, the distribution agreement defines the relationships among Duck Head, Delta Woodside and Delta Apparel after the Duck Head distribution with respect to, among other things, indemnification arrangements and employee benefit arrangements.

     Intercompany  reorganization
     ----------------------------

     The distribution agreement provides, that, no later than the time the Duck Head distribution occurs, Delta Woodside, Duck Head and Delta Apparel will have caused the following to have been effected:

     (a) Delta Woodside will have contributed, as contributions to capital, all net debt amounts owed to it by the corporations that currently conduct the Duck Head Apparel Company division's business and the Delta Apparel Company division's business. The Duck Head Apparel Company division's assets are currently owned by Delta Woodside and several of its wholly-owned subsidiaries. The Delta Apparel Company division's assets are currently owned by several of Delta Woodside's wholly-owned subsidiaries.

     (b) All the assets used in the operations of the Duck Head Apparel Company division's business will have been transferred to Duck Head or a subsidiary of Duck Head to the extent not already owned by Duck Head or its subsidiaries.

     (c) Duck Head will have assumed all of the liabilities of the Duck Head Apparel Company division of Delta Woodside, and will have caused all holders of indebtedness for borrowed money that are part of the assumed Duck Head liabilities and all lessors of leases that are part of the assumed Duck Head liabilities to agree to look only to Duck Head or a subsidiary of Duck Head for payment of that indebtedness or lease (except where Delta Woodside or Delta Apparel, as applicable, consents to not being released from the obligations).

     (d) All the assets used in the operations of the Delta Apparel Company division's business will have been transferred to Delta Apparel or a subsidiary of Delta Apparel to the extent not already owned by Delta Apparel or its subsidiaries. This transfer will include the sale by Delta Mills to Delta Apparel of the Rainsford Plant, located in Edgefield, SC.

     (e) Delta Apparel will have assumed all of the liabilities of the Delta Apparel Company division of Delta Woodside, and will have caused all holders of indebtedness for borrowed money that are part of the assumed Delta Apparel liabilities and all lessors of leases that are part of the assumed Delta Apparel liabilities to agree to look only to Delta Apparel or a subsidiary of Delta Apparel for payment of that indebtedness or lease (except where Delta Woodside or Duck Head, as applicable, consents to not being released from the obligations).

     (f) Delta Woodside will have caused all holders of indebtedness for borrowed money and all lessors of leases that are not part of the liabilities assumed by Duck Head or the liabilities assumed by Delta Apparel to agree to look only to Delta Woodside or a remaining subsidiary of Delta Woodside for payment of that indebtedness or lease (except where Duck Head or Delta Apparel, as applicable, consents to not being released from the obligations).

     Indemnification
     ---------------

     Each of Delta Woodside, Duck Head and Delta Apparel has agreed to indemnify each other and their respective directors, officers, employees and agents against any and all liabilities and expenses incurred or suffered that arise out of or pertain to:

     (a) any breach of the representations and warranties made by it in the distribution agreement;

     (b)  any breach by it of any obligation under the distribution agreement;

     (c) the liabilities assumed or retained by it under the distribution agreement; or

     (d) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission of a material fact contained in any of its disclosure documents filed by it with the SEC, except insofar as the misstatement or omission was based upon information furnished to the indemnifying party by the indemnified party.

     Employee  Matters
     -----------------

     Delta Woodside will cause the employees of the Duck Head Apparel Company division to become employees of Duck Head, Duck Head will assume the accrued employee benefits of these employees and Delta Woodside will cause the account balance of each of these employees in any and all of Delta Woodside's employee benefit plans (other than the Delta Woodside stock option plan) to be transferred to a comparable employee benefit plan of Duck Head.

     Intercompany  Accounts
     ----------------------

     Other than any amounts owed under the tax sharing agreement and except as provided in the distribution agreement, generally all intercompany receivable, payable and loan balances existing as of the time of the Duck Head distribution between Duck Head, on the one hand, and Delta Apparel or Delta Woodside, on the other hand, will be deemed to have been paid in full by the party or parties owing the relevant obligation.

     Transaction  Expenses
     ---------------------

     Generally, all costs and expenses incurred in connection with the Duck Head distribution, the Delta Apparel distribution and related transactions shall be paid by Delta Woodside, Duck Head and Delta Apparel proportionately in accordance with the respective benefits received by Delta Woodside, Duck Head and Delta Apparel as determined in good faith by the parties; provided that the holders of the Delta Woodside shares shall pay their own expenses, if any, incurred in connection with the Duck Head distribution and the Delta Apparel distribution.

TAX  SHARING  AGREEMENT

     Duck Head will enter into a tax sharing agreement with Delta Woodside and Delta Apparel that will describe, among other things, each company's rights and obligations relating to tax payments and refunds for periods before and after the Duck Head distribution and related matters like the filing of tax returns and the handling of audits and other tax proceedings. The tax sharing agreement also describes the indemnification arrangements with respect to tax matters among Duck Head and its subsidiaries (which this document refers to as the Duck Head tax group), Delta Woodside and its subsidiaries after the Duck Head distribution and the Delta Apparel distribution (which this document refers to as the Delta Woodside tax group) and Delta Apparel and its subsidiaries (which this document refers to as the Delta Apparel tax group).

     Under the tax sharing agreement, the allocation of tax liabilities and benefits is generally as follows:

     -    With respect to federal income taxes:

          (a) For each taxable year that ends prior to the Duck Head distribution, Delta Woodside shall be responsible for paying any increase in federal income taxes, and shall be entitled to receive the benefit of any refund of or saving in federal income taxes, that results from any tax proceeding with respect to any returns relating to federal income taxes of the Delta Woodside consolidated federal income tax group.

          (b) For the taxable period ending on the date of the Duck Head distribution, Delta Woodside shall be responsible for paying any federal income taxes, and shall be entitled to any refund of or saving in federal income taxes, with respect to the Delta Woodside consolidated federal income tax group.

     - With respect to state income, franchise or similar taxes, for each taxable period that ends prior to or on the date of the Duck Head distribution, each corporation that is a member of the Delta Woodside tax group, the Delta Apparel tax group or the Duck Head tax group shall be responsible for paying any of those state taxes, and any increase in those state taxes, and shall be entitled to receive the benefit of any refund of or saving in those state taxes, with respect to that corporation (or any predecessor by merger of that corporation) or that results from any tax proceeding with respect to any returns relating to those state taxes of that corporation (or any predecessor by merger of that corporation).

     -    With respect to federal employment taxes:

          (a) Delta Woodside shall be responsible for the federal employment taxes payable with respect to the compensation paid, whether before, on or after the date of the Duck Head distribution, by any member of the Delta Woodside federal income tax consolidated group for any period ending prior to or on the date of the Duck Head distribution or by any member of the Delta Woodside tax group for any period after that date to all individuals who are past or present employees of any business of Delta Woodside other than the business of Duck Head or the business of Delta Apparel.

          (b) Delta Apparel shall be responsible for the federal employment taxes payable with respect to the compensation paid, whether before, on or after the date of the Delta Apparel distribution, by any member of the Delta Woodside federal income tax consolidated group for any period ending prior to or on the date of the Delta Apparel distribution or by any member of the Delta Apparel tax group for any period after that date to all individuals who are past or present employees of the business of Delta Apparel.

          (c) Duck Head shall be responsible for the federal employment taxes payable with respect to the compensation paid, whether before, on or after the date of the Duck Head distribution, by any member of the Delta Woodside federal income tax consolidated group for any period ending prior to or on the date of the Duck Head distribution or by any member of the Duck Head tax group for any period after that date to all individuals who are past or present employees of the business of Duck Head.

     - With respect to any taxes, other than federal employment taxes, federal income taxes and state income, franchise or similar taxes:

          (a) Delta Woodside shall be responsible for any of these taxes, regardless of the time period or circumstance with respect to which the taxes are payable, arising from or attributable to any business of Delta Woodside other than the business of Duck Head or the business of Delta Apparel;

          (b) Delta Apparel shall be responsible for any of these taxes, regardless of the time period or circumstance with respect to which the taxes are payable, arising from or attributable to the business of Delta Apparel; and

          (c) Duck Head shall be responsible for any of these taxes, regardless of the time period or circumstance with respect to which the taxes are payable, arising from or attributable to the business of Duck Head.

     - The Delta Woodside tax group shall be responsible for all taxes, and shall receive the benefit of all tax items, of any member of the Delta Woodside tax group that relate to any taxable period after the Duck Head distribution. The DeltaApparel tax group shall be responsible for all taxes, and shall receive the benefit of all tax items, of any member of the Delta Apparel tax group that relate to any taxable period after the Delta Apparel distribution. The Duck Head tax group shall be responsible for all taxes, and shall receive the benefit of all tax items, of any member of the Duck Head tax group that relate to any taxable period after the Duck Head distribution.

     Under the tax sharing agreement, the Duck Head tax group and the Delta Apparel tax group have irrevocably designated Delta Woodside as their agent for purposes of taking a broad range of actions in connection with taxes for pre-distribution periods. Those actions include the settlement of tax audits and other tax proceedings. In addition, the tax sharing agreement provides that all disagreements and disputes relating to the agreement are to be resolved by Delta Woodside. These arrangements may result in conflicts of interest among Duck Head, Delta Woodside and Delta Apparel concerning such matters as whether a tax relates to the business of Delta Woodside, Duck Head or Delta Apparel. Delta Woodside might determine that a tax was a liability of Duck Head even though Duck Head disagreed with that determination.

     Under the tax sharing agreement, the Duck Head tax group, the Delta Woodside tax group and the Delta Apparel tax group have agreed to indemnify one another against various tax liabilities, generally in accordance with the allocation of tax liabilities and benefits described above.

OTHER  RELATIONSHIPS

     Boards  of  Directors  of  Duck  Head,  Delta  Woodside  and  Delta Apparel
     ---------------------------------------------------------------------------

     The following directors of Duck Head are also directors of Delta Woodside and Delta Apparel: William F. Garrett, C. C. Guy, Dr. James F. Kane, Dr. Max Lennon, E. Erwin Maddrey, II, Buck A. Mickel and Bettis C. Rainsford. In the event that any material issue were to arise between Duck Head, on the one hand, and either Delta Woodside or Delta Apparel, on the other hand, these directors could be deemed to have a conflict of interest with respect to that issue. In that circumstance, Duck Head anticipates that it will proceed in a manner that is determined by a majority of those members of Duck Head's board of directors who are not also members of the board of directors of Delta Woodside or the board of directors of Delta Apparel (as applicable).

     Principal  Stockholders
     -----------------------

     The Duck Head shares will be distributed in the Duck Head distribution, and the Delta Apparel shares will be distributed in the Delta Apparel distribution, to the Delta Woodside stockholders proportionately among the Delta Woodside shares. Therefore, immediately following the Duck Head distribution, Delta Woodside's principal stockholders will be the same individuals and entities as Duck Head's and Delta Apparel's principal stockholders, and those principal stockholders will have the same respective percentages of outstanding beneficial ownership in each of Delta Woodside, Duck Head and Delta Apparel (assuming no acquisitions or dispositions of shares by those stockholders between the record date for the Duck Head distribution or the Delta Apparel distribution and the completion of either distribution). See "Security Ownership of Significant Beneficial Owners and Management".

Sales  to  and  Purchases  from  Delta  Woodside  or  Delta  Apparel of Goods or
--------------------------------------------------------------------------------
Manufacturing  Services
-----------------------

     In the ordinary course of Duck Head's business, Duck Head has produced T-shirts for Delta Apparel, purchased T-shirts from Delta Apparel and purchased fabrics from Delta Mills. The following table shows these transactions for the last three fiscal years and for the first six months of fiscal year 2000:



                            (in thousands of dollars)

                                     Fiscal year  First six months
                                     -----------  ----------------
                                                         Of
                                                         --
                              1997   1998   1999  Fiscal year 2000
                              -----  -----  ----  ----------------

Sold to Delta Apparel           653    132    --                --
Purchased from Delta Apparel    403    156   481                 6
Purchased from Delta Mills    3,338  1,824   662                 -



     All of these T-shirt and fabric sales were made at prices deemed by Duck Head to approximate market value.

     Duck Head anticipates that any future sales or purchases to or from Delta Woodside or Delta Apparel in the future will not be material.

     Management  Services
     --------------------

     Delta Woodside has provided various services to the operating divisions of its subsidiaries, including the Delta Mills Marketing Company, Duck Head Apparel Company and Delta Apparel Company divisions. These services include financial planning, SEC reporting, payroll, accounting, internal audit, employee benefits and services, stockholder services, insurance, treasury, purchasing, management information services and tax accounting. These services have been charged on the basis of Delta Woodside's cost and allocated to the various divisions based on employee headcount, computer time, projected sales and other criteria.

     During fiscal years 1997, 1998, and 1999, Delta Woodside charged the Duck Head Apparel Company division $772,000, $882,000 and $777,000, respectively, for these services. During the first six months of fiscal year 2000, Delta Woodside charged the Duck Head Apparel Company division $0 for these services.

     Other
     -----

     For further information on transactions with affiliates by Duck Head, see Notes 2 and 8 to the Combined Financial Statements of Duck Head under "Index to Combined Financial Statements" in this document, which information is incorporated into this section by reference.

     Any transaction entered into between Duck Head and any officer, director, principal stockholder or any of their affiliates has been on terms that Duck Head believes are comparable to those that would be available to Duck Head from non_affiliated persons.

                INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN
                           THE DUCK HEAD DISTRIBUTION

     One or more executive officers of Duck Head and one or more members of the Duck Head board of directors will receive economic benefits as a result of the Duck Head distribution and the Delta Apparel distribution and may have other interests in the Duck Head distribution and the Delta Apparel distribution in addition to their interests as Delta Woodside stockholders. Some of these executive officers and directors will also be the beneficial owners of more than 5% of the outstanding shares of common stock of Duck Head immediately following the Duck Head distribution. See "Security Ownership of Significant Beneficial Owners and Management." The Delta Woodside board of directors was aware of these interests and considered them along with the other matters described above under "The Duck Head Distribution __ Background of the Duck Head Distribution" and "The Duck Head Distribution __ Reasons for the Duck Head Distribution."

RIGHT  OF  ROBERT  D.  ROCKEY,  JR.  TO  ACQUIRE  DUCK  HEAD  SHARES

     Pursuant to the letter agreement pursuant to which Robert D. Rockey, Jr. became Chairman, President and Chief Executive Officer of Duck Head, he has the right to acquire from Duck Head up to 1,000,000 Duck Head shares on the date that is six months after the Duck Head distribution. If this right is exercised, the price for the shares will be the average daily closing stock price for the Duck Head common stock for the six-month period following the Duck Head distribution. By reason of Section 162(m) of the Internal Revenue Code (which limits the corporate income tax deduction of certain compensation paid to an executive officer in excess of $1 million), Duck Head does not believe that it will be able to deduct any expense attributable to this right for federal income tax purposes. See "Management of Duck Head - Management Compensation".

RECEIPT  OF  DUCK  HEAD  STOCK  OPTIONS  AND  DUCK  HEAD  INCENTIVE STOCK AWARDS

     The compensation grants committee of the Duck Head board of directors anticipates that, during the first six months following the Duck Head distribution, grants under the Duck Head stock option plan covering an aggregate of approximately 202,500 Duck Head shares will be made and awards under the Duck Head incentive stock award plan covering up to an aggregate of approximately 111,750 Duck Head shares will be made, including the following anticipated option and award grants to the following executive officers of Duck Head:

Name and position                         Shares Covered by Options(1)  Shares Covered by Awards(2)
----------------------------------------  ----------------------------  ---------------------------
Robert D. Rockey, Jr.                                          125,000                          (3)
 Chairman, President and Chief
 Executive Officer

Michael H. Prendergast                                          20,000                      10,000
 Senior Vice President-Sales

K. Scott Grassmyer                                              20,000                      10,000
 Senior Vice President, Chief  Financial
 Officer, Secretary and Treasurer

William B. Mattison, Jr.                                        20,000                      10,000
 Senior Vice President-Merchandising

___________________________________
(1) The compensation grants committee of the Duck Head board of directors anticipates that the stock options will be granted at various dates during the six month period. The exercise price for any option will be the stock's closing market value at the date of grant. The compensation grants committee anticipates that the options, other than the options anticipated to be granted to Mr. Rockey, will vest over a four year period. The compensation grants committee anticipates that the options granted to Mr. Rockey will vest over a period ending March 8, 2001.


(2) The compensation grants committee of the Duck Head board of directors anticipates that, except for the anticipated award to Mr. Rockey, 20% of each award will vest at the end of each of fiscal year 2000, fiscal year 2001 and fiscal year 2002 and up to the remaining 40% will vest at the end of fiscal year 2002 to the extent that certain performance criteria based on cumulative earnings before interest and taxes are met.

(3) The compensation grants committee anticipates that Mr. Rockey will be granted incentive stock awards under the Duck Head incentive stock award plan covering the lesser of (a) 75,000 Duck Head shares or (b) Duck Head shares with a value on the date of grant of $200,000. These awards would vest to the extent of 60% of the shares covered thereby on March 8, 2001 if he is still then employed by Duck Head and to the extent of up to the remaining 40% of the shares covered thereby if specified performance criteria based on cumulative earnings before interest and taxes through March 8, 2001 are satisfied. The compensation committee of the Duck Head board of directors anticipates that, if the number of Duck Head shares covered by the award have a value less than $200,000 on the date of grant, the difference between that value and $200,000, plus a gross-up income tax amount, would be paid in cash by Duck Head to Mr. Rockey.


     For a description of the Duck Head stock option plan and the Duck Head incentive stock award plan and the anticipated treatment under Section 162(m) of the Internal Revenue Code of grants of options and awards under these plans, see "Management of Duck Head - Management Compensation".

PAYMENTS  IN  CONNECTION  WITH  DUCK  HEAD  DISTRIBUTION  AND  DELTA  APPAREL
DISTRIBUTION

     In 1997, the Delta Woodside board of directors adopted and the Delta Woodside stockholders approved the Delta Woodside long term incentive plan. Under that plan, grants could have been made to key executives and non-employee directors of Delta Woodside that, depending on the attainment of certain performance measurement goals over a three-year period, might have translated into stock options for Delta Woodside shares being awarded to participants in the plan. No grants complying with the terms of the plan, however, were made, although the individuals who were Delta Woodside's intended participants in the plan, and the target awards for those individuals, were identified.

     In consideration of the identified participants giving up any rights they may have under or in connection with the long term incentive plan and in consideration of the efforts of the key executives and directors on behalf of Delta Woodside leading up to the Duck Head distribution and the Delta Apparel distribution, Delta Woodside's board (based on the recommendation of its compensation committee) has decided that, if the Duck Head distribution and the Delta Apparel distribution occur, Delta Woodside shares shall be issued prior to the Duck Head and Delta Apparel record date, in amounts that have been determined by the Board (on the basis of the recommendation of the compensation committee), and cash shall be paid, in amounts that have been determined by the Board (on the basis of the recommendation of the compensation committee), to those individuals who were intended participants in the plan. The table below sets forth the Delta Woodside shares that would thereby be issued and the cash that would thereby be paid to the individuals who are directors or executive officers of Duck Head. In determining the number of Delta Woodside shares to be issued to each participant, the Delta Woodside board (and the Delta Woodside compensation committee) used the closing sale price of the Delta Woodside common stock on March 15, 2000 ($1.50 per share). The Delta Woodside board anticipates that these Delta Woodside shares would be issued and this cash would be paid prior to the record date for the Duck Head distribution and the Delta Apparel distribution.

Name                  Delta Woodside Shares(#)  Cash ($)
--------------------  ------------------------  --------
William F. Garrett                     126,480   116,280

C.C. Guy                                13,485    12,398

Dr. James F. Kane                       13,485    12,398

Dr. Max Lennon                          13,330    12,255

E. Erwin Maddrey, II                   206,667   190,000

Buck A. Mickel                          13,072    12,018

Bettis C. Rainsford                    148,800   136,800

Shares  would  also  be issued and cash would also be paid to the estate of Buck
Mickel (father of Buck A. Mickel), a member of the Delta Woodside board of directors until his death in 1998, who participated in the early stages of that board's strategic planning.

     E. Erwin Maddrey, II is a participant in Delta Woodside's severance plan. Upon the termination of Mr. Maddrey's services with Delta Woodside (which is anticipated to occur on or about the time of the Duck Head distribution and the Delta Apparel distribution), Delta Woodside will pay Mr. Maddrey $147,115 of severance in accordance with the normal provisions of this plan.

EARLY  EXERCISABILITY  OF  DELTA  WOODSIDE  STOCK  OPTIONS

     Pursuant to the distribution agreement, Delta Woodside has provided the holders of outstanding options granted under the Delta Woodside stock option plan, whether or not those options were then exercisable, with the opportunity to amend the terms of their Delta Woodside stock options. The amendment offered to each holder provided that:

     (i) all unexercisable portions of the holder's Delta Woodside stock options became immediately exercisable in full five (5) business days prior to the Duck Head record date, which permitted the holder to exercise all or part of the holder's Delta Woodside stock option prior to the Duck Head record date (and thereby receive Duck Head shares in the Duck Head distribution and Delta Apparel shares in the Delta Apparel distribution); and

     (ii) any Delta Woodside stock options that remained unexercised as of the Duck Head record date remain exercisable for only Delta Woodside common shares, and for the same number of Delta Woodside common shares at the same exercise price, after the Duck Head distribution and the Delta Apparel distribution as before the Duck Head distribution and the Delta Apparel distribution (and not for a combination of Delta Woodside shares, Duck Head shares and Delta Apparel shares).

     All holders of outstanding options under the Delta Woodside stock option plan entered into the proposed amendment.

     As a result of these amendments, options for Delta Woodside shares became exercisable earlier than they otherwise would have for the following Named Executives and members of the Duck Head board of directors for the following number of shares of Delta Woodside common stock:



Name                     Number of Delta Woodside common shares covered by portion
                         ---------------------------------------------------------
                         of stock options the exercisability of which was accelerated
                         ------------------------------------------------------------

William F. Garrett                                                          37,500

Michael H. Prendergast                                                       6,000

K. Scott Grassmyer                                                           8,000

LEASE  TERMINATIONS

     Delta Woodside has leased its principal corporate office space and space for its benefits department, purchasing department and financial accounting department from a corporation (Hammond Square, Ltd.), one-half of the stock of which is owned by each of E. Erwin Maddrey, II (a director and significant stockholder of Duck Head and Delta Apparel and President and Chief Executive Officer (from which officer positions he will resign in connection with the Duck Head distribution and the Delta Apparel distribution) and a director and significant stockholder of Delta Woodside) and Jane H. Greer (Vice President and Secretary of Delta Woodside (from which officer positions she will resign in connection with the Duck Head distribution and the Delta Apparel distribution)). Mr. Maddrey and Ms. Greer are also the directors and executive officers of Hammond Square, Ltd. The lease of this space was executed effective September 1, 1998, covers approximately 9,662 square feet at a rental rate of $13.50 per square foot per year (plus certain other expenses) and had an expiration date of August 2003. In connection with the Duck Head distribution and the Delta Apparel distribution, Hammond Square, Ltd. and Delta Woodside have agreed that this lease will terminate on the Duck Head and Delta Apparel distribution date in exchange for the payment by Delta Woodside to Hammond Square, Ltd. of $135,268. Following the Duck Head and Delta Apparel distribution date, Delta Woodside may continue to use the space on an as needed month-to-month basis at the rental rate of $14.00 per square foot per year (plus certain other expenses).

     Delta Woodside has leased office space in Edgefield, South Carolina from The Rainsford Development Corporation, a corporation wholly owned by Bettis C. Rainsford (a director and significant stockholder of Duck Head, Delta Apparel and Delta Woodside). Mr. Rainsford is a director and executive officer and Brenda L. Jones (Assistant Secretary of Delta Woodside (from which officer position she will resign in connection with the Duck Head distribution and the Delta Apparel distribution)) is an executive officer of The Rainsford Development Corporation. In connection with the Duck Head distribution and the Delta Apparel distribution, The Rainsford Development Corporation and Delta Woodside have agreed that this lease will terminate on the Duck Head and Delta Apparel distribution date in exchange for the payment by Delta Woodside to The Rainsford Development Corporation of $33,299.08.

LEASE  OF  STORE  IN  EDGEFIELD,  SOUTH  CAROLINA

     Duck  Head  leases  a  building in Edgefield, South Carolina from Bettis C.
Rainsford (a director and significant stockholder of Duck Head, Delta Apparel and Delta Woodside) pursuant to an agreement involving rental payments equal to 3% of gross sales of the Edgefield store, plus 1% of gross sales of the store for utilities. Under this lease agreement, $9,944, $11,076 and $10,947 were paid to Mr. Rainsford during fiscal 1997, 1998 and 1999, respectively.

TRANSFERS  OF  LIFE  INSURANCE  POLICIES

     In February 1991, each of E. Erwin Maddrey, II (a director and significant stockholder of Duck Head and Delta Apparel and President and Chief Executive Officer (from which officer positions Mr. Maddrey will resign in connection with the Duck Head distribution and the Delta Apparel distribution) and a director and significant stockholder of Delta Woodside) and Bettis C. Rainsford (a director and significant stockholder of Duck Head, Delta Apparel and Delta Woodside) entered into a stock transfer restrictions and right of first refusal agreement (which this document refers to as a "First Refusal Agreement") with Delta Woodside. Pursuant to each First Refusal Agreement, Mr. Maddrey or Mr. Rainsford, as the case may be, granted Delta Woodside a specified right of first refusal with respect to any sale of that individual's Delta Woodside shares owned at death for five years after the individual's death. In connection with the First Refusal Agreements, life insurance policies were established on the lives of Mr. Maddrey and Mr. Rainsford. Under the life insurance policies on the life of each of them, $30 million is payable to Delta Woodside and $10 million is payable to the beneficiary or beneficiaries chosen by the individual. Nothing in either First Refusal Agreement restricts the freedom of Mr. Maddrey or Mr. Rainsford to sell or otherwise dispose of any or all of his Delta Woodside shares at any time prior to his death or prevents Delta Woodside from canceling the life insurance policies payable to it for $30 million on either Mr. Maddrey's or Mr. Rainsford's life. A First Refusal Agreement terminates if the life insurance policies payable to the applicable individual's beneficiaries for $10 million are canceled by reason of Delta Woodside's failure to pay the premiums on those policies.

     In connection with the Duck Head distribution and the Delta Apparel distribution, Delta Woodside has agreed with each of Mr. Maddrey and Mr. Rainsford that, effective as of a date on or about the date the Duck Head distribution and the Delta Apparel distribution occur, that individual's First Refusal Agreement will terminate and, if the individual desires, Delta Woodside will transfer to the individual the $10 million life insurance policies on his life the proceeds of which are payable to the beneficiary or beneficiaries he selects. After this transfer, the recipient individual will be responsible for payment the premiums on these life insurance policies. Delta Woodside will allow the remaining $30 million of life insurance payable to Delta Woodside to lapse.

EMPLOYEE  BENEFIT  SERVICES

     On or about the date of the Duck Head distribution, Duck Head anticipates engaging Carolina Benefits Services, Inc. to provide payroll processing and 401(k) plan administration services for Duck Head. Carolina Benefits Services, Inc. is owned by E. Erwin Maddrey, II (a director and significant stockholder of Duck Head and Delta Apparel and President and Chief Executive Officer (from which officer positions Mr. Maddrey will resign in connection with the Duck Head distribution and the Delta Apparel distribution) and a director and significant stockholder of Delta Woodside) and Jane H. Greer (Vice President and Secretary of Delta Woodside (from which officer positions she will resign in connection with the Duck Head distribution and the Delta Apparel distribution)). Ms. Greer is also an executive officer of Carolina Benefits Services, Inc.

     For the services to be provided by Carolina Benefits Services, Duck Head anticipates paying fees based on the numbers of employees, 401(k) plan participants and plan transactions and other items. Duck Head anticipates that on an annual basis these fees will be approximately $46,000. Duck Head elected to engage Carolina Benefits Services to provide these services after receiving proposals from other providers of similar services and determining that Carolina Benefits Services' proposal was Duck Head's least costly alternative.